Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)
The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement

Subject to Completion: Dated August 25, 2025

Pricing Supplement dated August __, 2025 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023 and the Product Supplement No. 1B dated July 22, 2025

$ Barrier Digital Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate, Due September 10, 2026 Royal Bank of Canada

Royal Bank of Canada is offering Barrier Digital Notes (the “Notes”) linked to the performance of the 2-Year U.S. Dollar SOFR ICE Swap Rate (the “Reference Rate”).

•	Contingent Fixed Return — If the Final Reference Rate is greater than or equal to the Barrier Value (61.40% of the Initial Reference Rate), at maturity, investors will receive a fixed return equal to the Digital Return of 10%.

•	Principal at Risk— If the Final Reference Rate is less than the Barrier Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Reference Rate is less than the Initial Reference Rate. An investment in the Notes is highly risky. Because the payment at maturity is based on the percentage change of the Reference Rate from the Initial Reference Rate to the Final Reference Rate, a very small absolute change in the Reference Rate can result in a significant loss on the Notes. For example, assuming a hypothetical Initial Reference Rate of 4.0000%, if the Reference Rate were to decline by 2.8000 percentage points to a Final Reference Rate of 1.2000%, while the absolute change in the Reference Rate is only 2.8000 percentage points, that movement actually represents a 70% decline from the Initial Reference Rate to the Final Reference Rate, and investors would lose 70% of the principal amount of their Notes at maturity. See “Hypothetical Returns” below for additional examples.

•	The Notes do not pay interest.

•	Any payments on the Notes are subject to our credit risk.

•	The Notes will not be listed on any securities exchange.

CUSIP: 78014RJ35

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(2)	1.00%	$
Proceeds to Royal Bank of Canada	99.00%	$

(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $990.00 per Note, and the placement agents will forgo any fees with respect to sales made to those accounts. The price to the public for all other purchases of the Notes is 100%.

(2) JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates will act as placement agents for the Notes and will receive a fee from us of $10.00 per $1,000 principal amount of Notes, but will forgo any fees for sales to certain fiduciary accounts.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $935.00 and $985.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC
Placement Agents

Barrier Digital Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$10,000 and minimum denominations of $1,000 in excess thereof
Reference Rate:	The 2-Year U.S. Dollar SOFR ICE Swap Rate, determined as set forth under “General Terms of the Notes—Reference Rates—U.S. Dollar SOFR ICE Swap Rate” in the accompanying product supplement
Bloomberg Screen	Initial Reference Rate(1)	Barrier Value(2)
USISSO02	3.435%	2.109%
(1) A level of the Reference Rate determined on the Strike Date in the sole discretion of the Calculation Agent. The Initial Reference Rate is not the Reference Rate on the Trade Date.
(2) 61.40% of the Initial Reference Rate (rounded to three decimal places)
Strike Date:	August 22, 2025
Trade Date:	August 25, 2025
Issue Date:	August 28, 2025
Valuation Date:*	September 4, 2026
Maturity Date:**	September 10, 2026
Payment at Maturity:

Investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•

If the Final Reference Rate is greater than or equal to the Barrier Value, an amount equal to:

$1,000 + ($1,000 × Digital Return)

•

If the Final Reference Rate is less than the Barrier Value, an amount equal to:

$1,000 + ($1,000 × Reference Rate Return)

If the Final Reference Rate is less than the Barrier Value, you will lose a substantial portion or all of your principal amount at maturity. Because the payment at maturity is based on the percentage change of the Reference Rate from the Initial Reference Rate to the Final Reference Rate, a very small absolute change in the Reference Rate can result in a significant loss on the Notes. All payments on the Notes are subject to our credit risk.

Digital Return:	10%
Reference Rate Return:

The Reference Rate Return, expressed as a percentage, is calculated using the following formula:

Final Reference Rate – Initial Reference Rate
Initial Reference Rate

provided that, if the result of the formula above is less than -100%, the Reference Rate Return will be -100%.

Final Reference Rate:	The Reference Rate on the Valuation Date
Calculation Agent:	RBCCM

* If the Valuation Date is not a U.S. Government Securities Business Day, then the Valuation Date will be the immediately preceding U.S. Government Securities Business Day.

** Subject to postponement. See “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-2	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Barrier Digital Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, and the product supplement no. 1B dated July 22, 2025. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. 1B dated July 22, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

P-3	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Barrier Digital Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

HYPOTHETICAL RETURNS

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Reference Rate, based on a hypothetical Initial Reference Rate of 4.0000% (the actual Initial Reference Rate is set forth under “Key Terms” above), a hypothetical Barrier Value of 2.456% (61.40% of the hypothetical Initial Reference Rate) and the Digital Return of 10%. A very small absolute change in the Reference Rate can result in a significant loss on the Notes, and an investment in the Notes is highly risky. The table and examples are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Final Reference Rate	Hypothetical Reference Rate Return*	Payment at Maturity per $1,000 Principal Amount of Notes	Payment at Maturity as Percentage of Principal Amount
6.0000%	50.00%	$1,100.00	110.000%
5.6000%	40.00%	$1,100.00	110.000%
5.2000%	30.00%	$1,100.00	110.000%
4.8000%	20.00%	$1,100.00	110.000%
4.4000%	10.00%	$1,100.00	110.000%
4.2000%	5.00%	$1,100.00	110.000%
4.0800%	2.00%	$1,100.00	110.000%
4.0000%	0.00%	$1,100.00	110.000%
3.8000%	-5.00%	$1,100.00	110.000%
3.6000%	-10.00%	$1,100.00	110.000%
3.2000%	-20.00%	$1,100.00	110.000%
2.8000%	-30.00%	$1,100.00	110.000%
2.4560%	-38.60%	$1,100.00	110.000%
2.4556%	-38.61%	$613.90	61.390%
2.4000%	-40.00%	$600.00	60.000%
2.0000%	-50.00%	$500.00	50.000%
1.6000%	-60.00%	$400.00	40.000%
1.2000%	-70.00%	$300.00	30.000%
0.8000%	-80.00%	$200.00	20.000%
0.4000%	-90.00%	$100.00	10.000%
0.0000%	-100.00%	$0.00	0.000%
-0.4000%	-100.00%	$0.00	0.000%
-0.8000%	-100.00%	$0.00	0.000%
-1.2000%	-100.00%	$0.00	0.000%

* The Reference Rate Return will not be less than -100%.

P-4	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Barrier Digital Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate
Example 1 —	The level of the Reference Rate increases from the Initial Reference Rate to a Final Reference Rate of 4.08%, an increase of 2%, resulting in a return equal to the Digital Return.
	Reference Rate Return:	2%
	Payment at Maturity:	$1,000 + ($1,000 × 10%) = $1,000 + $100 = $1,100

In this example, the payment at maturity is $1,100 per $1,000 principal amount of Notes, for a return of 10%, which is the Digital Return.

Because the Final Reference Rate is greater than or equal to the Barrier Value, investors receive a return equal to the Digital Return.

Example 2 —	The level of the Reference Rate increases from the Initial Reference Rate to a Final Reference Rate of 4.80%, an increase of 20%, resulting in a return equal to the Digital Return.
	Reference Rate Return:	20%
	Payment at Maturity:	$1,000 + ($1,000 × 10%) = $1,000 + $100 = $1,100

In this example, the payment at maturity is $1,100 per $1,000 principal amount of Notes, for a return of 10%, which is the Digital Return.

Because the Final Reference Rate is greater than or equal to the Barrier Value, investors receive a return equal to the Digital Return. This example illustrates that investors will not receive a return at maturity in excess of the Digital Return. Accordingly, the return on the Notes may be less than the return of the Reference Rate.

Example 3 —	The level of the Reference Rate decreases from the Initial Reference Rate to a Final Reference Rate of 3.60%, a decrease of 10% (i.e., the Final Reference Rate is below the Initial Reference Rate but above the Barrier Value), resulting in a return equal to the Digital Return.
	Reference Rate Return:	-10%
	Payment at Maturity:	$1,000 + ($1,000 × 10%) = $1,000 + $100 = $1,100

In this example, the payment at maturity is $1,100 per $1,000 principal amount of Notes, for a return of 10%, which is the Digital Return.

Because the Final Reference Rate is greater than or equal to the Barrier Value, even though the Reference Rate Return is negative, investors receive a return equal to the Digital Return.

Example 4 —	The level of the Reference Rate decreases from the Initial Reference Rate to a Final Reference Rate of 1.20%, a decrease of 70% (i.e., the Final Reference Rate is below the Barrier Value).
	Reference Rate Return:	-70%
	Payment at Maturity:	$1,000 + ($1,000 × -70%) = $1,000 – $700 = $300

Because the payment at maturity is based on the percentage change of the Reference Rate from the Initial Reference Rate to the Final Reference Rate, a very small absolute change in the Reference Rate can result in a significant loss on the Notes. In this example, while the absolute change in the Reference Rate is only 2.8000 percentage points, that movement actually represents a decline of 70% from the Initial Reference Rate to the Final Reference Rate, and the payment at maturity is $300 per $1,000 principal amount of Notes, representing a loss of 70% of the principal amount.

Because the Final Reference Rate is less than the Barrier Value, investors do not receive a full return of the principal amount of their Notes.

P-5	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Barrier Digital Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate
Example 5 —	The Reference Rate decreases from the Initial Reference Rate to a Final Reference Rate -0.40%, a decrease of 110% (i.e., the Final Reference Rate is below the Barrier Value).
	Reference Rate Return:	-100%
	Payment at Maturity:	$1,000 + ($1,000 × -100%) = $1,000 – $1,000 = $0

Because the Reference Rate Return cannot be lower than -100%, the Reference Rate Return is -100%.

In this example, the payment at maturity is $0 per $1,000 principal amount of Notes, representing a loss of 100% of the principal amount.

Because the Reference Rate Return is equal to -100%, investors lose the entire principal amount of their Notes.

Investors in the Notes could lose a substantial portion or all of the principal amount of their Notes at maturity.

P-6	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Barrier Digital Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Lose a Portion or All of the Principal Amount at Maturity — If the Final Reference Rate is less than the Barrier Value, you will lose 1% of the principal amount of your Notes for each 1% that the Final Reference Rate is less than the Initial Reference Rate. You could lose a substantial portion or all of your principal amount at maturity. Furthermore, because the payment at maturity is based on the percentage change of the Reference Rate from the Initial Reference Rate to the Final Reference Rate, a very small absolute change in the Reference Rate can result in a significant loss on the Notes, and an investment in the Notes is highly risky. See “Hypothetical Returns” above for examples.

•	Your Potential Return at Maturity Is Limited — Your return on the Notes will not exceed the Digital Return, regardless of any appreciation in the level of the Reference Rate, which may be significant. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Reference Rate.

•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Levels of the Reference Rate on the Dates Specified — Any payment on the Notes will be determined based on the levels of the Reference Rate on the dates specified. You will not benefit from any more favorable level of the Reference Rate determined at any other time.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. Moreover, there is significant uncertainty about whether gain or loss a holder recognizes at maturity (or earlier retirement) of a Note should be treated as capital gain or loss or as ordinary income or loss. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any

P-7	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Barrier Digital Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Reference Rate, our credit ratings and financial condition, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the level of the Reference Rate and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any levels of the Reference Rate and make any other determinations necessary to calculate any

P-8	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Barrier Digital Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Reference Rate” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Reference Rate

•	The Reference Rate Will Be Affected by a Number of Factors and May Be Volatile — Many factors may affect the Reference Rate including, but not limited to:

•	supply and demand for overnight U.S. Treasury repurchase agreements;

•	sentiment regarding underlying strength in the U.S. and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policy regarding interest rates;

•	inflation and expectations concerning inflation;

•	performance of capital markets; and

•	any statements from public government officials regarding the cessation of the Reference Rate.

These and other factors may have a negative impact on the payments on the Notes and on the value of the Notes in the secondary market. Additionally, these factors may cause the Reference Rate to be volatile, and volatility of the Reference Rate may adversely affect your return on the Notes.

•	The Reference Rate and the Secured Overnight Financing Rate Have Limited Historical Information, and Future Performance Cannot Be Predicted Based on Historical Performance — The publication of the U.S. Dollar SOFR ICE Swap Rates began in November 2021, and, therefore, has a limited history. ICE Benchmark Administration (“IBA”) launched the U.S. Dollar SOFR ICE Swap Rates for use as reference rates for financial instruments in order to aid the market’s transition to the Secured Overnight Financing Rate (“SOFR”) and away from LIBOR. However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and the U.S. Dollar LIBOR ICE Swap Rates will have no bearing on the performance of SOFR or the Reference Rate.

In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history. The future performance of the Reference Rate and SOFR cannot be predicted based on the limited historical performance. The levels of the Reference Rate and SOFR during the term of the Notes may have little or no relation to the historical data.

•	The Reference Rate and SOFR and the Manner in Which They Are Calculated May Change in the Future — There can be no assurance that the methods by which the Reference Rate and SOFR are calculated will continue in their current form. Any changes in the method of calculation of the Reference Rate or SOFR could reduce the amount payable on the Notes.

•	The Reference Rate May Be Determined by the Calculation Agent in Its Sole Discretion or, if It Is Discontinued or Ceased to Be Published Permanently or Indefinitely, Replaced by a Successor or Substitute Rate — If no relevant rate appears on the applicable Bloomberg screen on a relevant day at approximately 11:00 a.m., New York City time, then the Calculation Agent will have the discretion to determine the Reference Rate for that day.

P-9	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Barrier Digital Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion on or prior to the relevant day that the relevant rate for U.S. dollar swaps referencing SOFR has been discontinued or that rate has ceased to be published permanently or indefinitely, then the Calculation Agent will use as the Reference Rate for that day a substitute or successor rate that it has determined to be a commercially reasonable replacement rate. If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent may determine in its sole discretion to make adjustments to the definitions of business day and Valuation Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps referencing SOFR.

Any of the foregoing determinations or actions by the Calculation Agent could result in adverse consequences to the level of the Reference Rate used on the Valuation Date, which could adversely affect the return on and the market value of the Notes.

P-10	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Barrier Digital Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

INFORMATION REGARDING THE REFERENCE RATE

The Reference Rate on any date of determination is the swap rate for a fixed-for-floating U.S. Dollar SOFR-linked interest rate swap transaction with a two-year maturity, that appears on Bloomberg screen USISSO02 as of 11:00 a.m. (New York City time) on that date, as determined by the Calculation Agent. The Reference Rate is subject to the provisions set forth under “General Terms of the Notes—Reference Rates—U.S. Dollar SOFR ICE Swap Rate” in the accompanying product supplement. In a fixed-for-floating U.S. Dollar SOFR-linked interest rate swap transaction, one party pays a fixed rate (the “swap rate”) and the other pays a floating rate based on SOFR, compounded in arrears for 12 months using standard market conventions. SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities.

Historical Information

The following graph sets forth historical levels of the Reference Rate for the period from February 24, 2025 to August 22, 2025. The level of the Reference Rate on August 22, 2025 was 3.4441%. The red line represents the Barrier Value. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Reference Rate will result in the return of all of your initial investment.

2-Year U.S. Dollar SOFR ICE Swap Rate

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-11	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Barrier Digital Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Reference Rate. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Notes and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, you should not recognize taxable income or loss prior to the taxable disposition of your Notes (including upon maturity or an earlier redemption, if applicable).

There is significant uncertainty regarding whether gain or loss recognized with respect to a Note at maturity (or earlier retirement) should be treated as capital gain or loss or as ordinary income or loss. An ordinary loss recognized by an individual holder might, among other things, be treated as a non-deductible “miscellaneous itemized deduction” and ordinary income recognized by an individual holder would not be eligible for the lower tax rates applicable to long-term capital gain. You should read the discussion entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions—Interest Rate-Linked Notes” in the accompanying product supplement and consult your tax adviser regarding the character of this gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In particular, there is a risk that the Notes could be characterized as debt instruments for U.S. federal income tax purposes, in which case the tax consequences of an investment in the Notes could be different from those described herein and possibly adverse to certain investors. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the Notes and will receive a fee from us of the amount per $1,000 principal amount of Notes specified on the cover of this pricing supplement, but will forgo any fees for sales to certain fiduciary accounts.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will

P-12	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Barrier Digital Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.

P-13	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC